EXHIBIT 99.1

Oil States Announces Third Quarter Earnings and New Record Offshore Products Backlog

HOUSTON, Oct. 31, 2012 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income for the quarter ended September 30, 2012 of $103.8 million, or $1.87 per diluted share, which included an unfavorable $7.5 million pre-tax, or $0.10 per diluted share after-tax, non-cash accrual adjustment in its tubular services segment. These results compare to net income of $91.9 million, or $1.67 per diluted share, in the third quarter of 2011.

The Company generated revenues of $1.1 billion and EBITDA of $216.0 million during the third quarter of 2012. Excluding the non-recurring adjustment in tubular services totaling $7.5 million, revenues and EBITDA in the third quarter of 2012 were $1.1 billion and $223.5 million, respectively, compared to revenues of $902.6 million and EBITDA of $191.9 million in the third quarter of 2011 (EBITDA(A) is defined as net income plus interest, taxes, depreciation and amortization). Excluding the non-recurring adjustment, consolidated operating income and EBITDA increased by 12% and 16% year-over-year, respectively, due to organic growth initiatives in the accommodations segment, increased sales of deepwater capital equipment and growth in its well site services and tubular services segments despite softening U.S. rig counts.

"Consolidated third quarter 2012 results reflected top-line growth across all of our business segments on a year-over-year basis," commented Cindy B. Taylor, Oil States' President and Chief Executive Officer.

"Occupancy levels in our major Canadian lodges and Australian villages were near full capacity during the third quarter of 2012, affording us higher than anticipated RevPAR for the quarter. Given the significant number of lodge and village rooms that are contracted on a multi-year, take-or-pay basis, we have substantial revenue and profit visibility for the next couple of years, which helps mitigate the occupancy risk associated with near term commodity price volatility. Backlog in our offshore products segment reached a new record level of $597 million at September 30, 2012. The outlook for deepwater capital equipment remains robust and bidding and quoting activity is very strong. Well site services results increased sequentially despite the 4% quarter-over-quarter decrease in the U.S. land rig count. Pricing for our proprietary rental equipment and utilization of our land drilling rig fleet was strong in the third quarter. We remain focused on managing our costs and personnel throughout the U.S. shale basins as customer activity continues to be impacted by adjusting capital spending budgets and commodity prices."

The Company invested $131.8 million in capital expenditures during the third quarter of 2012 primarily related to the ongoing expansion of its accommodations business, the addition of proprietary rental equipment deployed to service the active U.S. shale plays and facility and equipment investments in its offshore products segment. The Company currently expects to spend approximately $500 million to $550 million in capital expenditures during 2012 which is down from our prior estimate of $600 to $700 million due to delayed receipt of equipment and slower investments in land, buildings and accommodations facilities. Spending on these investments is expected to shift into the first half of 2013. The Company recognized an effective tax rate of 26.4% in the third quarter of 2012 compared with 28.4% in the third quarter of 2011. The lower effective tax rate in the third quarter of 2012 was primarily due to higher foreign earnings as a percentage of total earnings. Our foreign earnings are taxed at a lower rate than our domestic earnings.

For the first nine months of 2012, the Company reported revenues of $3.3 billion, EBITDA of $700.4 million and net income of $350.1 million, or $6.32 per diluted share. The year-to-date results for 2012 included (i) a pre-tax benefit of $17.9 million, or $0.23 per diluted share after-tax, related to a favorable contract settlement in its U.S. accommodations business recognized in the first quarter of 2012 and (ii) a pre-tax gain of $2.5 million, or $0.03 per diluted share after-tax, related to insurance proceeds received during the second quarter for the land drilling rig that was lost in a fire. For the first nine months of 2011, the Company reported revenues of $2.5 billion, EBITDA of $492.4 million and $228.2 million of net income, or $4.15 per diluted share.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the third quarter of 2012 to the results from the third quarter of 2011.)

Accommodations

Accommodations generated revenues of $273.3 million and EBITDA of $122.8 million for the third quarter of 2012 compared to revenues and EBITDA of $227.8 million and $99.5 million in the third quarter of 2011. Revenues increased 20% and EBITDA increased 23% year-over-year due to a 17% year-over-year increase in average available rooms and a 14% year-over-year increase in RevPAR related to higher occupancy levels at the Company's major lodges and villages. EBITDA margins increased 1% to 45% in the third quarter of 2012 compared to the third quarter of 2011.

Well Site Services

Well site services generated revenues of $181.7 million and EBITDA of $61.1 million in the third quarter of 2012 compared to revenues and EBITDA of $172.8 million and $56.4 million, respectively, in the third quarter of 2011. Revenues increased 5% and EBITDA increased 8% year-over-year primarily due to improved pricing for both rental tools and drilling. EBITDA margins for the segment increased slightly to 34% in the third quarter of 2012 compared to 33% in the third quarter of 2011.

Rental tools revenue per ticket increased 4% year-over-year due to the deployment of a favorable mix of the Company's proprietary tools, particularly in the Gulf Coast, Bakken, and Eagle Ford. Activity in the third quarter of 2012, as measured by the number of service tickets issued, decreased 1% year-over-year due to reduced work available in the Haynesville, Barnett and Marcellus regions.

Offshore Products

Offshore products generated revenues and EBITDA of $189.5 million and $31.8 million in the third quarter of 2012 compared to revenues and EBITDA of $139.5 million and $27.9 million in the third quarter of 2011. Revenues and EBITDA increased 36% and 14% year-over-year, respectively, primarily due to a revenue mix favoring our production equipment and connector products along with contributions from the Piper Valve business which was acquired in July 2012. EBITDA margins decreased to 17% in the third quarter of 2012 compared to 20% in the third quarter of 2011 largely due to a $2.9 million, or $0.04 per diluted share after-tax, unfavorable margin adjustment booked on a subsea pipeline project in Brazil which was largely completed during 2010 and 2011. Excluding this unfavorable adjustment, EBITDA margins for the third quarter of 2012 would have been 18%. Backlog reached an all-time record level, totaling $597 million at September 30, 2012. This record backlog level compares to $562 million reported at June 30, 2012 and $514 million reported at September 30, 2011. Major backlog additions during the quarter included subsea pipeline and connector product orders along with several crane orders.

Tubular Services

Tubular services generated revenues of $436.2 million and EBITDA of $11.5 million during the third quarter of 2012 compared to revenues and EBITDA of $362.5 million and $18.8 million, respectively, in the third quarter of 2011. Revenues improved 20% primarily due to the Company's 17% year-over-year increase in OCTG shipments resulting from increased activity in the Gulf of Mexico coupled with certain market share gains onshore.  Despite higher revenue and shipments, EBITDA decreased by 39% year-over-year primarily due to an unfavorable $7.5 million non-cash accrual adjustment for customer credits and returned inventory caused by ERP system design and implementation issues. As a result, gross margin as a percent of revenues decreased to 3.6% in the third quarter of 2012 compared to 6.3% reported in the third quarter of 2011. Excluding this non-cash adjustment recorded during the quarter, gross margin as a percent of revenues would have been 5.3% and 5.5%, respectively, during the three and nine months ended September 30, 2012. The Company ended the quarter with $523.7 million of OCTG inventories, up $47.1 million from June 30, 2012. The increase in inventories was primarily in support of customer orders for deepwater OCTG.

Oil States International, Inc. is a diversified oilfield services company and is a leading, integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian mining regions. Oil States is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion-related rental tools, oil country tubular goods distribution and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2011 filed by Oil States with the SEC on February 17, 2012 and the "Risk Factors" section of the form 10-Q for the three months ended June 30, 2012 filed by Oil States with the SEC on August 3, 2012.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2012	2011	2012	2011

Revenues	$ 1,080,673	$ 902,621	$ 3,270,752	$ 2,483,379

Costs and expenses:
Cost of sales and services	814,034	665,855	2,428,994	1,857,031
Selling, general and administrative expenses	51,308	45,430	147,901	131,902
Depreciation and amortization expense	59,440	46,929	164,323	137,318
Other operating (income) expense	1,566	(57)	1,703	2,724
	926,348	758,157	2,742,921	2,128,975
Operating income	154,325	144,464	527,831	354,404

Interest expense, net of capitalized interest	(15,736)	(16,760)	(51,617)	(39,541)
Interest income	440	174	979	1,422
Equity in earnings (loss) of unconsolidated affiliates	30	(204)	671	(151)
Other income	2,486	885	8,530	1,515
Income before income taxes	141,545	128,559	486,394	317,649
Income tax expense	(37,436)	(36,487)	(135,337)	(88,757)
Net income	104,109	92,072	351,057	228,892
Less: Net income attributable to noncontrolling interest	317	221	967	721
Net income attributable to Oil States International, Inc.	$ 103,792	$ 91,851	$ 350,090	$ 228,171

Net income per share attributable to Oil States International, Inc. common stockholders
Basic	$ 1.92	$ 1.79	$ 6.69	$ 4.46
Diluted	$ 1.87	$ 1.67	$ 6.32	$ 4.15

Weighted average number of common shares outstanding:
Basic	53,975	51,264	52,347	51,144
Diluted	55,365	54,960	55,391	55,028

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (In Thousands)

ASSETS	SEPTEMBER 30, 2012	DECEMBER 31, 2011
	(UNAUDITED)

Current assets:
Cash and cash equivalents	$ 163,551	$ 71,721
Accounts receivable, net	811,270	732,240
Inventories, net	807,317	653,698
Prepaid expenses and other current assets	18,853	32,000
Total current assets	1,800,991	1,489,659

Property, plant, and equipment, net	1,760,309	1,557,088
Goodwill, net	489,405	467,450
Other intangible assets, net	134,395	127,602
Other noncurrent assets	66,439	61,842
Total assets	$ 4,251,539	$ 3,703,641

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 328,029	$ 252,209
Accrued liabilities	113,291	96,748
Income taxes	31,688	10,395
Current portion of long-term debt and capitalized leases	32,605	34,435
Deferred revenue	65,158	75,497
Other current liabilities	1,761	5,665
Total current liabilities	572,532	474,949

Long-term debt and capitalized leases (B)	1,154,167	1,142,505
Deferred income taxes	112,905	97,377
Other noncurrent liabilities	27,761	25,538
Total liabilities	1,867,365	1,740,369

Stockholders' equity:
Oil States International, Inc. stockholders' equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 58,458,892 shares and 54,803,539 shares issued, respectively, and 54,893,645 shares and 51,288,750 shares outstanding, respectively	585	548
Additional paid-in capital	580,479	545,730
Retained earnings	1,800,676	1,450,586
Accumulated other comprehensive income	114,464	74,371
Treasury stock, at cost, 3,565,247 and 3,514,789 shares, respectively	(113,246)	(109,079)
Total Oil States International, Inc. stockholders' equity	2,382,958	1,962,156
Noncontrolling interest	1,216	1,116
Total stockholders' equity	2,384,174	1,963,272
Total liabilities and stockholders' equity	$ 4,251,539	$ 3,703,641

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)

	NINE MONTHS ENDED SEPTEMBER 30,
	2012	2011

Cash flows from operating activities:
Net income	$ 351,057	$ 228,892
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	164,323	137,318
Deferred income tax provision	5,122	16,281
Excess tax benefits from share-based payment arrangements	(7,739)	(7,966)
Gains on disposals of assets	(7,131)	(1,650)
Non-cash compensation charge	13,934	10,829
Accretion of debt discount	4,106	5,787
Amortization of deferred financing costs	5,249	4,699
Other, net	(9)	(16)
Changes in operating assets and liabilities, net of effect from acquired businesses:
Accounts receivable	(62,688)	(109,415)
Inventories	(140,408)	(104,421)
Accounts payable and accrued liabilities	84,449	28,137
Taxes payable	38,035	11,343
Other current assets and liabilities, net	(2,337)	3,256
Net cash flows provided by operating activities	445,963	223,074

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(331,750)	(371,165)
Acquisitions of businesses, net of cash acquired	(48,000)	(212)
Proceeds from disposition of property, plant and equipment	9,609	2,778
Other, net	(1,668)	(3,601)
Net cash flows used in investing activities	(371,809)	(372,200)

Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	201,837	(395,908)
6 1/2% senior notes issued	----	600,000
Payment of principal on 2 3/8% Notes conversion	(174,990)	----
Term loan repayments	(22,510)	(11,246)
Debt and capital lease repayments	(2,453)	(966)
Issuance of common stock from share-based payment arrangements	13,108	11,559
Purchase of treasury stock	----	(12,632)
Excess tax benefits from share-based payment arrangements	7,739	7,966
Payment of financing costs	(3,264)	(13,152)
Tax withholdings related to net share settlements of restricted stock	(4,167)	(2,540)
Other, net	3	(11)
Net cash flows provided by (used in) financing activities	15,303	183,070

Effect of exchange rate changes on cash	2,802	(11,325)
Net increase in cash and cash equivalents from continuing operations	92,259	22,619
Net cash used in discontinued operations – operating activities	(429)	(118)
Cash and cash equivalents, beginning of period	71,721	96,350
Cash and cash equivalents, end of period	$ 163,551	$ 118,851

Non-cash financing activities:
Value of common stock issued in payment of 2 3/8% Notes conversion	$ 220,597	$ ----

Oil States International, Inc.
Segment Data
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenues
Rental tools	$130,752	$127,217	$391,385	$347,406
Drilling services	50,995	45,550	149,857	119,653
Well site services	181,747	172,767	541,242	467,059
Accommodations	273,315	227,783	836,101	627,824
Offshore products	189,450	139,525	566,808	399,709
Tubular services	436,161	362,546	1,326,601	988,787
Total revenues	$1,080,673	$902,621	$3,270,752	$2,483,379

EBITDA (A)
Rental tools	$45,207	$43,297	$133,076	$112,878
Drilling services (C)	15,931	13,145	45,645	31,742
Well site services	61,138	56,442	178,721	144,620
Accommodations (C)	122,823	99,461	386,418	258,641
Offshore products	31,772	27,875	108,950	69,871
Tubular services (D)	11,460	18,838	59,972	50,011
Corporate and eliminations	(11,229)	(10,763)	(33,673)	(30,778)
Total EBITDA	$215,964	$191,853	$700,388	$492,365

Operating income / (loss)
Rental tools	$32,218	$32,939	$94,986	$82,432
Drilling services	9,943	7,973	25,760	16,578
Well site services	42,161	40,912	120,746	99,010
Accommodations (C)	85,132	71,727	287,364	178,451
Offshore products	28,026	24,854	97,116	60,374
Tubular services (D)	10,515	17,934	56,990	47,936
Corporate and eliminations	(11,509)	(10,963)	(34,385)	(31,367)
Total operating income	$154,325	$144,464	$527,831	$354,404

(C) The EBITDA of our drilling business for the nine months ended September 30, 2012 includes a pre-tax gain of $2.5 million related to insurance proceeds received during the second quarter for the land drilling rig that was lost in a fire. In addition, the EBITDA and operating income of our accommodations segment for the nine months ended September 30, 2012 includes a pre-tax benefit of $17.9 million related to a favorable contract settlement in its U.S. accommodations business recognized in the first quarter of 2012.

(D) The EBITDA and operating income of our tubular services segment for the three months ended September 30, 2012 includes $7.5 of out-of-period adjustments related to corrections of accruals for customer credits and related returned inventory.

Oil States International, Inc.
Additional Quarterly Segment and Operating Data
(unaudited)

	Three Months Ended September 30,
	2012	2011

Supplemental operating data

Lodge/village revenues ($ in thousands)	$216,969	$162,359
Other accommodations revenues ($ in thousands)	56,346	65,424
Total accommodations revenues ($ in thousands)	$273,315	$227,783

Average available lodge/village rooms	18,644	15,931
Lodge/village revenues per available room	$126	$111

Offshore products backlog ($ in millions)	$596.9	$513.9

Rental tool job tickets	12,674	12,777
Average revenue per ticket ($ in thousands)	$10.3	$10.0

Tubular services operating data
Shipments (tons in thousands)	213.5	182.3
Quarter end inventory ($ in thousands)	$523,718	$375,114

Land drilling operating statistics
Average rigs available	33	34
Utilization	91.6%	88.4%
Implied day rate ($ in thousands per day)	$18.3	$16.5
Implied daily cash margin ($ in thousands per day)	$6.0	$5.0

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.  The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

Oil States International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net income / (loss)	$103,792	$91,851	$350,090	$228,171
Income tax provision	37,436	36,487	135,337	88,757
Depreciation and amortization	59,440	46,929	164,323	137,318
Interest income	(440)	(174)	(979)	(1,422)
Interest expense	15,736	16,760	51,617	39,541
EBITDA	$215,964	$191,853	$700,388	$492,365

(B) As of September 30, 2012, the Company had approximately $710 million available under its credit facilities.

CONTACT: Company Contact:
         Bradley J. Dodson
         Oil States International, Inc.
         713-652-0582